Exhibit (3)(d)

CERTIFICATE OF AMENDMENT

OF

RESTATED ARTICLES OF INCORPORATION

OF

THE FIRST AMERICAN CORPORATION

A California corporation

The undersigned certify that:

1.	They are the chief executive officer and secretary, respectively, of The First American Corporation, a California corporation.

2.	Article FIFTH of the Restated Articles of Incorporation of this corporation is amended to read in full as follows:

“FIFTH: The number of directors of this Corporation shall be no less than ten (10) nor more than eighteen (18).”

3.	The foregoing amendment has been approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 92,867,638 Common shares. The number of such Common shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent. No Preferred shares are outstanding.

Each of the undersigned declare under penalty of perjury that the statements set forth in the foregoing certificate are true and correct of his own knowledge and that this declaration was executed at Santa Ana, California on December 10, 2008.

/s/ PARKER S. KENNEDY
Parker S. Kennedy
Chief Executive Officer

/s/ KENNETH D. DEGIORGIO
Kenneth D. DeGiorgio
Secretary